UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 26, 2006

Patriot Capital Funding, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-51459	74-3068511
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

274 Riverside Avenue, Westport, Connecticut		06880
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	203-429-2700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 14, 2006, the stockholders of Patriot Capital Funding, Inc. (the "Company") approved an amendment to the Company’s Stock Option Plan to permit the issuance of an additional 1,130,181 shares of the Company’s common stock upon the exercise of options (the "Amended Stock Option Plan"). Under the Amended Stock Option Plan, a maximum of 2,431,677 shares may be issued through the exercise of options granted under the Amended Stock Option Plan. A copy of the Company’s Amended Stock Option Plan is set forth in Appendix B to the Company’s proxy statement filed with the Securities and Exchange Commission on May 1, 2006.

On June 26, 2006, the Compensation Committee of the Company’s Board of Directors approved individual stock option awards for certain officers and employees of the Company pursuant to the Amended Stock Option Plan at an exercise price of $10.97, the closing price of the Company's common stock on June 26, 2006. The number of stock options granted to each executive officer of the Company are as follows: (1) 275,000 options to Mr. Richard P. Buckanavage, President and Chief Executive Officer; (2) 275,000 options to Mr. Timothy W. Hassler, Chief Operating Officer and Chief Compliance Officer; (3) 165,000 options to Mr. Matthew R. Colucci, Executive Vice President and Managing Director; (4) 32,500 options to Mr. William E. Alvarez, Jr., Executive Vice President, Chief Financial Officer and Secretary; and (5) 32,500 options to Mr. Clifford L. Wells, Executive Vice President and Chief Investment Officer. The stock options vest over three years at a rate of 1/36th per month.

As provided for in the Amended Stock Option Plan, the stock option awards are subject to the terms and restrictions provided for in the form of stock option agreement filed as exhibit (i)(2) to Amendment No.1 to the Company’s Registration Statement on Form N-2 filed with the Securities and Exchange Commission on July 13, 2005 (File No. 333-124831).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patriot Capital Funding, Inc.

June 29, 2006	By:	/s/ William E. Alvarez, Jr.

Name: William E. Alvarez, Jr.
Title: Executive Vice President, Chief Financial Officer and Secretary